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                                                                   EXHIBIT 23.4


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Osmonics, Inc. on Form S-3 of our report dated October 22, 1996 appearing in the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (which includes in Item 5, the consolidated balance sheet of Osmonics, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995 which have been adjusted to reflect the pooling of interest of Osmonics, Inc. and Desalination Systems), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
October 22, 1996